Exhibit 99.1

FOR IMMEDIATE RELEASE

FROM:	MSA Safety Incorporated
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741-8570

MSA Completes Realignment of Company Structure

MSA Safety Incorporated Established as New Parent Holding Company

PITTSBURGH, March 7, 2014 – Global safety equipment manufacturer MSA Safety Incorporated (NYSE: MSA) today announced it has completed a legal realignment of the company, establishing a new holding company structure for MSA as well as a new parent company. With this transaction complete, the new parent company has changed from Mine Safety Appliances Company to MSA Safety Incorporated. As previously announced, the MSA Board of Directors approved this action on February 27, 2014.

As a newly formed Pennsylvania corporation, MSA Safety Incorporated is now the NYSE-listed SEC-reporting holding company for a group of reorganized subsidiaries. Under the new structure, MSA Safety Incorporated serves as the parent holding company for a group of sub-holding and operating companies covering various aspects of MSA’s businesses throughout the world. The company’s charter, bylaws, board of directors and officers, as well as the company’s NYSE ticker symbol (MSA), however, all remain unchanged.

Celebrating its Centennial anniversary, MSA was founded in Pittsburgh in 1914 by John T. Ryan and George H. Deike to help protect the lives of miners. Among the company’s first products was an electric cap lamp – developed by Thomas Edison – that reduced mine explosions and miner deaths by more than 75 percent over the following 25 years. Over the past 10 decades, MSA’s business has evolved tremendously, growing from two employees to more than 5,000, who help protect workers, serving in a broad range of industries, in more than 140 countries.

(more)

www.MSAsafety.com

Today, MSA’s largest global markets include the oil, gas and petrochemical industry, the fire service, construction, mining and general industry. The company’s core product lines include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, industrial and fire service head protection products, and fall protection devices.

William M. Lambert, MSA President and CEO, explained that the realignment steps provide MSA with several benefits as the company charts its course for the future.

“Our former structure was that of a 100-year old company, and as we embark on our second century in business, we needed to assess whether or not our legal structure was properly aligned to meet the changing needs of today’s business environment,” Mr. Lambert said. “We took this action to ensure our structure models that of a modern international manufacturing organization. MSA has excellent growth potential around the world and this realignment positions the company to better realize that potential while maintaining the strong equity of the MSA brand and name that has been built over the past century.”

About MSA

Established in 1914, MSA Safety Incorporated is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

# # #

2 www.MSAsafety.com